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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                   PURSUANT TO RULES 13d-1(b), (c) AND (d) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                              (AMENDMENT NO. 1)(1)

                               AVADO BRANDS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


              AVADO FINANCING I, $3.50 TERM CONVERTIBLE SECURITIES
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    05336Q205
                                 (CUSIP Number)


                                  APRIL 12, 2001
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)



         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                            |X|      Rule 13d-1(b)
                                            |_|      Rule 13d-1(c)
                                            |_|      Rule 13d-1(d)

         (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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-----------------------------------            --------------------------------
CUSIP NO. 05336Q205                    13G            PAGE 2 OF 5 PAGES
-----------------------------------            --------------------------------


-------------------------------------------------------------------------------
       1.     NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              John DuBois
-------------------------------------------------------------------------------
       2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)  |_|
                                                                 (b)  |_|

-------------------------------------------------------------------------------
       3.     SEC USE ONLY

-------------------------------------------------------------------------------
       4.     CITIZENSHIP OR PLACE OF ORGANIZATION

              United States of America
-------------------------------------------------------------------------------
                       5.   SOLE VOTING POWER
    NUMBER OF
                            173,800
     SHARES        ------------------------------------------------------------
                       6.   SHARED VOTING POWER
  BENEFICIALLY
                            -0-
    OWNED BY       ------------------------------------------------------------
                       7.   SOLE DISPOSITIVE POWER
      EACH
                            173,800
   REPORTING       ------------------------------------------------------------
                       8.   SHARED DISPOSITIVE POWER
  PERSON WITH
                            -0-
-------------------------------------------------------------------------------
       9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              173,800
-------------------------------------------------------------------------------
       10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
              SHARES*                                                   |_|

-------------------------------------------------------------------------------
       11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              12.6%
-------------------------------------------------------------------------------
       12.    TYPE OF REPORTING PERSON*

              IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       2
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-----------------------------------            --------------------------------
CUSIP NO. 05336Q205                    13G           PAGE 3 OF 5 PAGES
-----------------------------------            --------------------------------





ITEM 1.

(A)      NAME OF ISSUER.
         ---------------
         Avado Brands, Inc. (the "Issuer").

(B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
         ------------------------------------------------

         Hancock at Washington
         Madison, Georgia 30650

ITEM 2.

(A)      NAMES OF PERSONS FILING.
         ------------------------

         John DuBois

(B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.
         ------------------------------------------------------------

         17905 S.W. 82nd Avenue
         Miami, Florida 33157

(C)      CITIZENSHIP.
         -------------

         United States

 (D)     TITLE OF CLASS OF SECURITIES.
         -----------------------------

         Avado Financing I, $3.50 Term Convertible Securities

(E)      CUSIP NUMBER.
         -------------

         05336Q205.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         (a)      |_|      Broker or dealer registered under Section 15 of the
                            Act,
         (b)      |_|      Bank as defined in Section 3(a)(6) of the Act,
         (c)      |_|      Insurance Company as defined in Section 3(a)(19) of
                            the Act,
         (d)      |_|      Investment Company registered under Section 8 of the
                            Investment Company Act,
         (e)      |_|      Investment Adviser in accordance with Rule 13d-1(b)(
                             1)(ii)(E),
         (f)      |_|      Employee Benefit Plan or Endowment Fund in accordance
                            with Rule 13d-1(b)(1)(ii)(F)
         (g)      |_|      Parent Holding Company or Control Person in
                             accordance with Rule 13d-1(b)(ii)(G),

                                      3
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-----------------------------------            --------------------------------
CUSIP NO. 05336Q205                    13G           PAGE 4 OF 5 PAGES
-----------------------------------            --------------------------------

         (h)      |_|      Savings Association as defined in Section 3(b) of the
                             Federal Deposit Insurance Act,
         (i)      |_|      Church Plan that is excluded from the definition of
                             an investment company under Section 3(C)(14) of the Investment Company Act,
         (j)      |_|      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box|X|

ITEM 4.           OWNERSHIP.

(A)      AMOUNT BENEFICIALLY OWNED.
         --------------------------

         173,800

(B)      PERCENT OF CLASS.
         -----------------

         12.6%

(C)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
         ---------------------------------------------
         (I)       SOLE POWER TO VOTE OR DIRECT THE VOTE.
                   --------------------------------------

         173,800

         (II)     SHARED POWER TO VOTE OR DIRECT THE VOTE.
                  ----------------------------------------
         -0-

         (III)    SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION OF.
                  ---------------------------------------------------

         173,800

         (IV)     SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION OF.
                  -----------------------------------------------------
         -0-

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following
         |_|

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

         Not applicable

                                       4
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CUSIP NO. 05336Q205                    13G           PAGE 5 OF 5 PAGES
-----------------------------------            --------------------------------



ITEM 7.           IDENTIFICATION  AND  CLASSIFICATION  OF THE  SUBSIDIARY  WHICH
                   ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
                    HOLDING COMPANY OR CONTROL PERSON.

         Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

         Not applicable

ITEM 10.          CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   Signatures
                                   ----------

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  April 12, 2001                               /S/ John DuBois
                                                     -----------------------
                                                     Name:  John DuBois

                                       5